Exhibit 10.15


                                  PENTAIR, INC.
                      EXECUTIVE OFFICER PERFORMANCE PLAN,
                            AS AMENDED AND RESTATED

PURPOSE
-------

A primary objective of Pentair, Inc. ("Pentair" or the "Company") is to be a top-performing company by consistently achieving profit performance that is higher than the performance of comparable companies. The Company has also identified growth as a key strategy for the long-term success of the business. The return on our investments, whether to support internal growth and improvements or make acquisitions, is also a key determinant of our business success and the return to our shareholders.
 The Company expects to compensate executive officers for their performance against key financial measurements in accordance with the terms of the EOPP.

ELIGIBILITY AND PARTICIPATION
-----------------------------

Key employees in executive positions will be considered for participation. Participation is determined by the magnitude and scope of the employee's position and is subject to Pentair Inc. Compensation Committee nomination. An employee who participates in this program is not eligible for the Pentair Management Incentive Plan.

QUALIFYING POSITIONS AND BOC PERCENTAGES
----------------------------------------

Bonus Opportunity Category ("BOC") percentages are assigned to each qualifying position by the Compensation Committee based on competitive market data. Annual awards under the EOPP are determined by multiplying the participant's base salary by his or her Bonus Opportunity Category percentage (a percentage of base salary based on position) and by the Corporate Performance Factor.

The current designated Qualifying Position and BOC percentage is:

    Qualifying Position                        BOC Percentage
    -------------------                        --------------
    Chairman, CEO                                   100%

The BOC percentage for other positions that may qualify for future participation at the discretion of the Compensation Committee are:

    President, Chief Operating Officer               80.0%
    Executive VP's and Operating Officers            58.5%
    Other Senior Officers                            52.0%

INCENTIVE AWARDS
----------------

Incentive Awards under the EOPP are determined according to the following formula:

       Incentive Award = Base Salary x BOC% x CPF

                  Base Salary = Actual base salary earned during the year

                  BOC% = Bonus Opportunity Category Percentage

                  CPF = Corporate Performance Factor

    CASH PAY-OUT LIMIT

    The cash incentive award for the fiscal year will be limited to one times the participant's annual base salary. The portion in excess of one times the participant's annual base salary will be awarded as shares of restricted stock. The restricted stock will be subject to the terms and provisions of the Omnibus Stock Incentive Plan.

    MAXIMUM AWARD

    No participant will receive an Incentive Award (cash plus stock) greater than $3.5 million or 200% of annual base salary.

    TIMING OF PAY-OUT

    Incentive Awards for a fiscal year shall be paid as soon as administratively possible after the annual audit is complete and the Compensation Committee has reviewed and approved the payment.

    MINIMUM OPERATING INCOME REQUIREMENT

    If Pentair's operating income (after corporate charges) is zero or less, there will be no bonus payouts.

ESTABLISHMENT OF COMPANY GOALS AND FACTORS
------------------------------------------

EOPP performance goals are a reflection of the overall financial goals for Pentair and are based on the comparative market data and the historical and expected performance of the Company. These performance goals are used in calculating the Corporate Performance Factor. The performance goals that make up the Corporate Performance Factor are Pentair Value Added ("PVA") and Free Cash Flow.
 The use of these two factors reinforces the importance of balancing economically profitable growth and cash generation. The achievement of these goals will add to shareholder value and move Pentair toward its top performance objectives.

Specific EOPP performance targets with respect to these goals are established by the Compensation Committee of the Board of Directors prior to or early in each fiscal year. The EOPP targets established for a fiscal year are measured against Pentair's performance for that fiscal year. The performance goals have been designed to be used over multiple fiscal years, although the specific targets will be determined annually by the Compensation Committee.

CORPORATE PERFORMANCE FACTOR
----------------------------

The Corporate Performance Factor is determined by multiplying factors for PVA and Free Cash Flow. PVA is calculated as a target percentage of Net Operating Profit After Taxes ("NOPAT") less a surcharge against average invested capital. Free Cash Flow is equal to net cash provided by operating activities, excluding net tax-affected interest expense, less capital expenditures. The achievement of (a) Free Cash Flow equal to the target percentage of NOPAT and (b) PVA generated that equates to the target percentage total business return, results in a Corporate Performance Factor of 1.00. The maximum Corporate Performance Factor is 4.50 and the minimum Corporate Performance Factor is 0.10; however, there is no bonus if the Company has an operating loss. If the Company's performance results in a negative PVA, the maximum performance factor is capped at 2.00.

The following grid shows the range of performance factors for each measure that when multiplied together give the total Corporate Performance Factor.

Performance Multiplier Grid

                            Performance Factor Grid
                            -----------------------

                         Minimum         On Goal         Maximum
                         -------         -------         -------
PVA Factor                .20             1.00             3.00
Free Cash Flow Factor     .50             1.00             1.50
CPF (PVA x Cash Flow)     .10             1.00             4.50

* Performance falling between stated factors will be interpolated.

The Compensation Committee may further refine the calculation of PVA and Free Cash Flow in future years to measure the targets it sets in each year. The achievement of the established targets is measured by applying generally accepted accounting principles used by the Company in preparing its financial statements.

CONSIDERATION FOR ACQUISITIONS/DIVESTITURES
-------------------------------------------

In the case of acquisitions and divestitures generally, no special adjustment will be necessary because they flow into the calculations and impact the results and payouts.

In the event of a significant acquisition or divestiture, however, the Committee has discretion to use pro forma results or to exclude the effect of a transaction, if the Committee determines it is necessary to achieve consistency in measuring year-over-year results or it is otherwise advisable in the interests of fairness or to achieve the purposes of the Plan.

APPROVAL OF FINAL AWARDS
------------------------

The Compensation Committee will review and approve all goals and final Incentive Awards granted under this plan. The Compensation Committee has the flexibility to reduce or eliminate the award based on its business judgment. The Compensation Committee does not have the authority or discretion to award more than the incentive award generated by the formula, subject to the stated limits.

General Provisions
------------------

1. Nothing contained herein shall be construed to limit or affect in any manner or degree the normal and usual powers of management, including the right to terminate the employment of any participant or remove him/her from participating in the EOPP at any time.

2. The judgment of the Compensation Committee in administering the EOPP will be final, conclusive and binding upon all officers and employees of Pentair and its subsidiaries, whether or not selected as participants hereunder, and their heirs, executors, personal representatives and assigns.

3.   The Compensation Committee has the authority and duties to:

     a. Determine the rights and benefits under the EOPP of participants and other persons;

     b. Interpret the terms of the EOPP and apply them to different situations;

     c.   Approve, process and direct the payment of EOPP benefits, and

     d. Adopt rules, procedures and forms which are appropriate for the smooth and proper operation of the EOPP.

4. In the event of death, a participant's designated beneficiary will be entitled to the participant's Plan benefits. If a participant does not designate a beneficiary, the participant's beneficiary(ies) will be determined according to the participant's will. If there is no will, the beneficiary(ies) shall be determined by the laws of descent and distribution of the state in which the participant is a resident on the date of death.

5. A participant does not have the right to assign, transfer, encumber or dispose of any award under the Plan until it is distributed to the participant. Also, no award is liable to the claims of any creditor of the participant until it is distributed to him or her.

6. The Compensation Committee subject to approval by the Pentair, Inc. Board of Directors, has the right to terminate the Plan at any time.

7. Calculations may exclude or otherwise take into account the impact of changes in accounting methods used by Pentair or required by the Financial Accounting Standards Board if the Committee determines it is necessary to achieve consistency in measuring year-over-year results or it is otherwise advisable in the interests of fairness or to achieve the purposes of the Plan

Change in Control
-----------------

For purposes of the EOPP, a "Change in Control" is a change in control of Pentair as defined in the KEESA, and the "KEESA" is the Key Executive Employment and Severance Agreement, as approved by the Pentair Board of Directors effective August 23, 2000.

If an EOPP participant is employed by Pentair on the date of a Change in Control, or if an EOPP participant who has entered into a KEESA terminates employment before a Change in Control but is entitled to benefits under Section 2(b) of the KEESA, then the following provisions shall apply.

1. If the Change in Control occurs prior to the end of the fiscal year to which an Incentive Award relates, the Incentive Award for such fiscal year shall be (i) determined by using the participant's annual base salary rate as in effect immediately before the Change in Control and by assuming the EOPP Goals for such fiscal year have been attained, and (ii) paid to the participant in cash within ten (10) days of the Change in Control.

2. If the Change in Control occurs at such time as the participant has not received payment of an Incentive Award for a prior fiscal year, then the cash portion of such Incentive Award allocated to the participant, based upon the attainment of the EOPP Goals for such fiscal year, shall be paid to the participant within ten (10) days of the Change in Control.

3. The requirement that the participant remain employed through the end of the incentive period to which the Incentive Award relates shall not apply.

4. The requirement that an Incentive Award be paid after completion of an annual audit and completion of a review and approval by the Compensation Committee shall not apply.

5. The Minimum Operating Income Requirement provision of the EOPP shall Not apply to the Incentive Award described in paragraph 1 immediately preceding.

6. The Compensation Committee shall not have the discretion to reduce the amount of, or eliminate, an Incentive Award.

7.   The Maximum Award provision of the EOPP shall remain in effect.

8. If an Incentive Award for a fiscal year referenced in paragraph 2 immediately preceding exceeds one times the participant's annual base salary for such year, then immediately upon a Change in Control such excess shall be paid to the participant in restricted shares and such shares shall be subject to the terms and provisions of the Pentair Omnibus Stock Incentive Plan upon a Change in Control.

9. To the extent any provision of the EOPP may be in conflict with this Change in Control provision, the provisions of this section shall apply. In the case of any conflict between the terms and provisions of this Plan and the terms and provisions of the KEESA entered into by an EOPP participant, the terms of such KEESA shall control to the extent more beneficial to such participant, and the obligations of Pentair under such KEESA shall be in addition to any of its obligations under the EOPP.